PDI CONTACT:	INVESTOR CONTACT:
Lisa Ellen	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
lellen@pdi-inc.com, www.pdi-inc.com	Mcarey@RxIR.com

Group DCA Co-founders Davis and Likoff to Retire at Year-end

Parsippany, N.J., November 18, 2011 – PDI, Inc. (Nasdaq: PDII), today announced that Jack Davis and Robert Likoff, co-founders and current co-CEOs of Group DCA, PDI’s digital communications agency, will be retiring effective December 31, 2011.

The company will record a charge in the fourth quarter primarily related to the buyout of earn-out obligations under the original Group DCA purchase agreement.

“We want to thank Rob and Jack for building such an innovative and far-sighted digital agency, and for all their excellent work in optimizing the combined value of Group DCA with PDI’s other promotional services for our customers,” said Nancy Lurker, chief executive officer of PDI. “Group DCA is now a core component of our growing integrated, multi-channel offerings.  As we go forward, we expect to further improve the speed and efficiencies of our operations and continue providing the most cost-effective multi-channel communications solutions for our customers.”

Assuming the role of general manager for Group DCA will be Jo Ann Saitta, who is currently senior vice president, Information Technology, for PDI and chief operating officer for Group DCA. In her new position, she will be Group DCA’s general manager while continuing to head up Information Technology for PDI and report to CEO Nancy Lurker. Ron Scalici will take on additional responsibilities at Group DCA while continuing in his role as chief innovations officer.  Group DCA will continue to operate as a self-standing digital agency, with its services available on their own or as part of an integrated package of PDI promotional services for pharmaceutical and biotech companies seeking to reach health care providers.

PDI acquired Group DCA in November, 2010. Under the terms of the Group DCA purchase agreement, the seller could receive earn-out payments, primarily related to Group DCA performance for 2011 and 2012.  PDI will pay a total of $4.0 million, primarily related to PDI’s buyout of earn-out obligations under the purchase agreement, in three installments over 2012 and 2013. These payments and related expenses, net of amounts previously accrued, will result in a charge to earnings in the fourth quarter of 2011 of approximately $3.0 million.

Group DCA, based in Parsippany, NJ, was founded in 1999 as a privately owned digital communications agency in order to provide more effective ways to engage health care providers. Group DCA and its business units leverage the strengths of the Internet, multimedia, tablet PCs, dimensional direct mail, and its proprietary software called DIAGRAM™ (DIAlog, GRAphics, Motion). Through these elements, Group DCA is able to deliver breakthrough solutions via interactive communications exchanges to reach health care providers. Group DCA’s programs also yield meaningful response data that allow clients to better understand the needs and opinions of their audiences, and, in turn, to market to them more effectively.

About PDI, Inc.
PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, the future management of Group DCA and fourth quarter charges. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual outcome to be materially different from those expressed or implied by any forward-looking statement. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2010, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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